Exhibit 99.1

Traffix, Inc. Reports Third Quarter Results

Board Of Directors Declares Dividend Of $.08 Per Share

PEARL RIVER, N.Y.—(BUSINESS WIRE)—Oct. 15, 2004—Traffix, Inc. (NASDAQ: TRFX - News), a leading on-line direct marketing and database management company, today reported results for the fiscal quarter ended August 31, 2004.

Net Revenue for the fiscal quarter ended August 31, 2004 increased 20% to $10.2 million from $8.5 million for the comparable quarter of fiscal 2003. (Loss) from Operations for the fiscal quarter was ($595,000), compared to Income from Operations of $301,000 in the third quarter of fiscal 2003. Net (Loss) for the third fiscal quarter was ($124,000), or ($0.01) per share compared to Net Income of $662,000 or $0.05 per diluted share in the prior year’s comparable quarter.

The Company further reported that on a sequential basis, Net Revenue increased 12% to $10.2 million from $9.1 million in revenue reported in the second fiscal quarter of 2004. The Company’s (Loss) from Operations was ($595,000) compared to $405,000 of Income from Operations reported in the second fiscal quarter of 2004. Additionally, on a sequential basis, the Company’s third fiscal quarter (loss) per share was ($0.01), compared with second fiscal quarter diluted income per share of $0.04.

The Company’s Balance Sheet included over $36.2 million in cash and marketable securities, or approximately $2.68 per share, as of August 31, 2004, compared to $38.2 million or $2.96 per share, as of November 30, 2003. Net Tangible Book Value Per Share decreased to $2.75 per share compared to $3.18 as of November 30, 2003, primarily as a result of the purchase price paid for the SendTraffic, Inc. acquisition coupled with the approximate $5.4 million in intangible assets acquired therewith, and the current quarter dividend payment of $0.08 per share, or $1,081,894. As of August 31, 2004, the Company’s current ratio declined to $5.03 of current assets to $1.00 of current liabilities, compared to $6.97 of current assets to $1.00 of current liabilities, as of November 30, 2003.

Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, “This was a disappointing quarter for Traffix in which several events happened. First, on June 30, 2004, we closed the acquisition and began the integration of SendTraffic, our new search engine marketing subsidiary. Second, we incurred about $350,000 of expenses from the launch of a new outbound telemarketing program using our own targeted on-line data. Third, one of our clients breached their contract to pay us approximately $390,000, and this resulted in a significant bad debt charge in the quarter.”

Commenting further on the SendTraffic acquisition, Mr. Schwartz stated, “The closing and integration of this acquisition proved to be more disruptive to our collective businesses than we had anticipated. Due to the distractions associated with the closing and integration, we believe that SendTraffic’s plan to achieve $10 million in revenue and $1 million in EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) in the twelve month period following the closing is behind schedule. In other words, we believe that SendTraffic will contribute $10 million in revenue and $1 million in EBITDA to our 2005 fiscal year. Nevertheless, we remain excited about the prospects of this business and the growth potential of the search engine marketing industry.” The Company noted that since the closing occurred on July 1, 2004, it only recorded two months of SendTraffic’s operating results in the third quarter.

With respect to the other events in the quarter, Mr. Schwartz stated, “We incurred about $350,000 of additional expenses in the third quarter from outbound telemarketing to targeted leads generated on our websites. We recently contracted with an offshore telemarketing company so we can call our own data and offer our own products and services, as well as those of our clients. In this quarter, we telemarketed our ClickHelp home technical support program. These sales will be LEC billed, so the bulk of the revenue from those sales should be recognized in future periods. Most significantly, in the fourth quarter, we’ve begun using these new outbound telemarketing operations to sell long distance and bundled local and long distance residential telephone service for one of the top US telecommunications providers. Traffix has demonstrated substantial success in acquiring residential long distance customers for other telecommunications providers in the past.”

Mr. Schwartz also noted that, “As of August 31, 2004, our balance sheet continues to remain strong and highly liquid, as exhibited by our current ratio of $5.03 of current assets to $1.00 of current liabilities.”

The Company reported that the Board of Directors declared a dividend of $.08 per share to shareholders of record as of November 1, 2004, payable on or about November 15, 2004.

About Traffix, Inc:

Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties. It owns a variety of websites, and manages a database of millions of permission based, on-line consumers. Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its fiscal 2004 year end results.

You may register to receive Traffix’s future press releases or to download a complete Digital Investor Kit(tm) including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit(tm)” icon at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME FOR THE:

(UNAUDITED)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003

Net revenue	$10,208,548	$8,503,267	$26,518,697	$25,043,100
Cost of sales	6,335,395	3,658,363	15,278,363	9,863,640
Gross profit	3,873,153	4,844,904	11,240,334	15,179,460
Selling expenses	565,222	1,480,191	1,528,310	5,577,640
General and administrative expenses	3,483,341	2,946,741	9,490,778	11,131,482
Bad Debt expense	420,041	117,382	307,928	607,430
(Loss) Income from operations	(595,451)	300,590	(86,682)	(2,137,092)

Other income (expense):
Interest income and dividends	137,572	111,723	360,293	377,779
Realized gains on marketable securities	9,478	—	32,148	4,068
Realized gain on sale of subsidiary	195,000	90,000	589,900	1,165,000
Other non-operating income (expense)	(1,577)	(18,079)	337,310	(79,708)
Minority interest in income of subsidiary	—	—	—	(137,567)

(Loss) Income before (benefit) provision for income taxes	(254,978)	484,234	1,232,969	(807,520)
(Benefit) provision for income taxes	(130,657)	(177,850)	339,607	(348,553)
Effective tax (benefit) rate	-51.242%	-36.728%	27.544%	43.163%
Net (loss) income	$(124,321)	$662,084	$893,362	$(458,967)

Diluted income per share:
Net income	$(0.01)	$0.05	$0.06	$(0.04)
Weighted average shares outstanding	13,492,677	13,056,157	13,853,740	12,757,346

TRAFFIX, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEETS

	August 31, 2004	November 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,250,104	$9,939,657
Marketable securities	30,955,255	28,272,520
Accounts receivable, trade, net of allowance for doubtful accounts of $1,685,385 at Aug. 31, 2004 and $872,605 at Nov. 30, 2003	5,349,171	4,076,947
All other current assets	2,069,194	2,361,563
Total current assets	43,623,724	44,650,687

Total non-current assets	9,853,060	5,299,850
Total assets	$53,476,784	$49,950,537
Liabilities
Total liabilities - current	$8,671,408	$6,403,804
Total liabilities - non-current - (deferred taxes payable)	207,820	207,820
Total shareholders’ equity	44,597,556	43,338,913
Total liabilities and shareholders’ equity	$53,476,784	$49,950,537

Working Capital (Current assets less current liabilities)	$34,952,316	$38,246,883
Current Ratio	$5.03	$6.97
Combined Cash and Marketable Securities	$36,205,359	$38,212,177
Common stock issuable and outstanding	13,523,664	12,922,166
Tangible Book Value per share	$2.75	$3.18
Combined Cash and Marketable Securities per Share	$2.68	$2.96

	Three Months Ended August 31, August 31,
	2004	2003
Other Unaudited Operations Data for the periods presented:
(Loss) Income from operations	$(595,451)	$300,590
Depreciation and amortization	303,091	318,589
(L)EBITDA (a)	$(292,360)	$619,179

	Nine Months Ended August 31,
	2004	2003
(Loss) Income from operations	$(86,682)	$(2,137,092
Depreciation and amortization	938,186	1,139,147
E(L)BITDA (a)	$851,504	$(997,945)

(a)          (L)EBITDA is net income (loss) before Interest Expense, Income Taxes, Interest and Dividend Income, Realized Gains On Marketable Securities, Realized Gain on Sale of Subsidiary, Other Non-operating Income (Expense) and Minority Interest (Income)/Loss.

Contact:

Traffix, Inc.

Joshua B. Gillon, 845-620-1212 ext. 205

joshg@traffixinc.com

or

KCSA

Todd Fromer / Erica Levy

212-682-6300 ext. 215 / 208

todd@kcsa.com / elevy@kcsa.com

http://www.kcsa.com